UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2014

AMERICAN HOMES 4 RENT

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-36013	46-1229660
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

30601 Agoura Road, Suite 200 Agoura Hills, California	91301
(Address of Principal Executive Offices)	(Zip Code)

(805) 413-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2014, American Homes 4 Rent (the “Company”) announced that the Board of Trustees had elected Diana M. Laing, age 59, as Chief Financial Officer of the Company, effective May 18, 2014.  From May 2004 through December 2013, Ms. Laing served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Thomas Properties Group, Inc. in Los Angeles, California. Thomas Properties Group, Inc. was a real estate operating company specializing in the development, redevelopment and operation of Class A office properties until it completed a merger into Parkway Properties, Inc. in December 2013. Since February 2014, Ms. Laing has been a consultant to the Company. She will terminate her consulting activities with the Company when she joins the Company as Chief Financial Officer on May 18, 2014. Ms. Laing is also a member of the Board of Directors of The Macerich Company (NYSE: MAC), a real estate investment trust that owns shopping malls, where she is Chair of the Audit Committee and a member of the Compensation Committee. Ms. Laing graduated from Oklahoma State University with a Bachelor of Science degree in accounting.

In connection with Ms. Laing’s appointment as Chief Financial Officer, the Board approved compensation for Ms. Laing consisting of a base salary of $250,000. Her bonus for 2014 performance will be determined in early 2015 at the discretion of the Compensation Committee. The Board will consider equity awards for Ms. Laing at a future date.

On April 28, 2014, the Board also appointed David P. Singelyn as Interim Chief Financial Officer, with his appointment effective immediately until Ms. Laing joins the Company as Chief Financial Officer on May 18, 2014. Mr. Singelyn is currently Chief Executive Officer of the Company. Additional information about Mr. Singelyn is hereby incorporated by reference to the material appearing in Part I of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, under the caption “Executive Officers of the Registrant—David P. Singelyn,” and the material appearing in the Company’s Definitive Proxy Statement for the 2014 Annual Meeting of Shareholders, filed on March 26, 2014, under the caption “Certain Relationships and Related Party Transactions.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN HOMES 4 RENT

Date: April 28, 2014	By:	/s/ Stephanie Heim
Stephanie Heim
Vice President